SUB-ITEM 77C:  SUBMISSION OF MATTERS TO A VOTE OF
SECURITY HOLDERS.

(a) Pursuant to a Consent of Sole Shareholder of the Old Mutual Advisor Funds (the "Registrant") dated September 24, 2004, Old Mutual Capital, Inc., as sole shareholder, approved the following matters with regard to the Registrant: (i) the election of David J. Bullock, John R. Bartholdson, Robert M.
Hamje, Jarrett B. Kling and L. Kent Moore to the
Registrant's Board of Trustees; (ii) the Investment
Advisory Agreement between the Registrant and Old
Mutual Capital, Inc.; (iii) Investment Sub-Advisory
Agreements among the Registrant, Old Mutual Capital,
Inc. and each of Ibbotson Associates Advisors, LLC,
Acadian Asset Management, Inc., Analytic Investors,
Inc., Barrow, Hanley, Mewhinney & Strauss, Inc.,
Clay Finlay Inc., Dwight Asset Management Company,
Heitman Real Estate Securities LLC, Pilgrim Baxter &
Associates, Ltd., Provident Investment Counsel,
Inc., Rogge Global Partners plc, Sirach Capital
Management, Inc. and Thompson, Siegel & Walmsley,
Inc.; (iii) Old Mutual Capital, Inc.'s use of a
Manager of Managers arrangement pursuant to which it is authorized to enter into sub-advisory agreements with various unaffiliated sub-advisers, without further shareholder approval, to the extent permitted by any order from the Securities and Exchange Commission and any conditions contained in such order; (iv) the Distribution Agreement between the Registrant and Old Mutual Investment Partners;
(v) the Distribution (12b-1) Plans between Old
Mutual Investment Partners and the Registrant, with respect to Class A and Class C shares; and (vi) the selection of PricewaterhouseCoopers LLP as independent accountants for the Registrant.